The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 12, 2026*

PRICING SUPPLEMENT dated May , 2026

(To the Prospectus and Prospectus Supplement, each dated
April 17, 2026, Product Supplement no. WF-1-I dated April 17,
2026 and Underlying Supplement no. 1-I dated April 17, 2026)

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293684 and 333-293684-01

JPMorgan Chase Financial Company LLC Global Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Market Linked Notes — Upside Participation with Averaging and Principal Return at Maturity Notes Linked to a Basket due June 21, 2029

■     Linked to an approximately equally weighted basket composed of the EURO STOXX 50® Index (33.33% weighting), the FTSE® 100 Index (33.33% weighting) and the TOPIX® Index (33.34% weighting) (each referred to as a “basket component”)

■     Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the basket from the starting level to the average ending level. The maturity payment amount will reflect the following terms:

■     If the average ending level is greater than the starting level, you will receive the principal amount plus a positive return equal to at least 100.00% (to be provided in the pricing supplement) of the percentage increase in the level of the basket from the starting level to the average ending level.

■     If the average ending level is less than or equal to the starting level, you will receive the principal amount, but you will not receive any positive return on the notes.

■     The average ending level will be based on the arithmetic average of the closing levels of the basket components on specified dates occurring periodically during the term of the notes.

■     Repayment of principal at maturity regardless of basket performance (subject to issuer and guarantor credit risks)

■     The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

■     No periodic interest payments or dividends

■     No exchange listing; designed to be held to maturity

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” on page PS-8 in this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per Note	$1,000.00	$33.25	$966.75
Total
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	Wells Fargo Securities, LLC, which we refer to as WFS, acting as agent for JPMorgan Financial, will receive selling commissions from us of up to $33.25 per note. WFS has advised us that it may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $22.50 per note. In addition to the concession allowed to WFA, WFS has advised us that it may pay $0.75 per note of the selling commissions to WFA as a distribution expense fee for each note sold by WFA. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	In respect of certain notes sold in this offering, J.P. Morgan Securities LLC, which we refer to as JPMS, may pay a fee of up to $3.00 per note to selected dealers in consideration for marketing and other services in connection with the distribution of the notes to other dealers.

If the notes priced today, the estimated value of the notes would be approximately $948.40 per note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $910.00 per note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

*This preliminary pricing supplement amends and restates and supersedes the original preliminary pricing supplement related hereto dated May 8, 2026 to product supplement no. WF-1-I in its entirety (the original preliminary pricing supplement is available on the SEC website at http://www.sec.gov/Archives/edgar/data/19617/000121390026053794/ea0289877-01_424b2.htm).

Wells Fargo Securities

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

Terms of the Notes

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket / Basket Components:	An approximately equally weighted basket (the “basket”) composed of the following basket components, with the weighting percentages noted parenthetically: the EURO STOXX 50® Index (Bloomberg ticker: SX5E) (33.33%), the FTSE® 100 Index (Bloomberg ticker: UKX) (33.33%) and the TOPIX® Index (Bloomberg ticker: TPX) (33.34%) (each referred to as a “basket component” and collectively as the “basket components”)
Pricing Date[1]:	May 15, 2026
Issue Date[1]:	May 20, 2026
Calculation Days[1,2]:	Quarterly, on the 15th day of each February, May, August and November, commencing August 2026 and ending May 2029. In addition, June 15, 2029 will also be a calculation day. We refer to June 15, 2029 as the “final calculation day.”
Stated Maturity Date[1,2]:	June 21, 2029
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•      if the average ending level is greater than the starting level:

$1,000 + ($1,000 × average basket return × upside participation rate); or

•      if the average ending level is less than or equal to the starting level: $1,000

If the average ending level of the basket is less than or equal to the starting level, you will not receive any positive return on the notes.

Upside Participation Rate:	The “upside participation rate” will be provided in the pricing supplement and will be at least 100.00%.
Average Basket Return:	The “average basket return” is the percentage change from the starting level to the average ending level, calculated as follows: average ending level – starting level starting level
Starting Level:	100.00
Average Ending Level:	The “average ending level” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 33.33% of the average component return of the EURO STOXX 50® Index; (B) 33.33% of the average component return of the FTSE® 100 Index; and (C) 33.34% of the average component return of the TOPIX® Index.
Average Component Return:

The “average component return” with respect to each basket component is the percentage change from its initial component level to its average component level, calculated as follows:

average component level – initial component level

initial component level

Initial Component Level:

With respect to the EURO STOXX 50® Index: , its closing level on the pricing date

With respect to the FTSE® 100 Index: , its closing level on the pricing date

With respect to the TOPIX® Index: , its closing level on the pricing date

Average Component Level:	With respect to each basket component, the arithmetic average of its closing levels on the calculation days

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

Closing Level:	With respect to each basket component, “closing level” has the meaning set forth under “The Underlyings — Indices — Certain Definitions” in the accompanying product supplement.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the accompanying product supplement.
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Tax Considerations:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46660TLL2
Fees and Commissions:

Wells Fargo Securities, LLC, which we refer to as WFS, acting as agent for JPMorgan Financial, will receive selling commissions from us of up to $33.25 per note. WFS has advised us that it may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $22.50 per note. In addition to the concession allowed to WFA, WFS has advised us that it may pay $0.75 per note of the selling commissions to WFA as a distribution expense fee for each note sold by WFA. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

In addition, in respect of certain notes sold in this offering, JPMS may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

We, WFS or an affiliate may enter into swap agreements or related hedge transactions with one of our or their other affiliates or unaffiliated counterparties in connection with the sale of the notes and JPMS, WFS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” below and “Use of Proceeds and Hedging” in the accompanying product supplement.

1 Expected. In the event that we make any change to the expected pricing date or issue date, the calculation days and/or the stated maturity date may be changed so that the stated term of the notes remains the same.

2 Subject to postponement in the event of a non-trading day or a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

Additional Information about the Issuer, the Guarantor and the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. This preliminary pricing supplement amends and restates and supersedes the original preliminary pricing supplement related hereto dated May 8, 2026 in its entirety. You should not rely on the original preliminary pricing supplement related hereto dated May 8, 2026 in making your decision to invest in the securities. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. WF-1-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045240/ea0285802-22_424b2.pdf
•	Underlying supplement no. 1-I dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to WFS (which WFS has advised us includes selling concessions and distribution expense fees), the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately four months. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples and Returns” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket,” “The EURO STOXX 50® Index,” “The FTSE® 100 Index” and “The TOPIX® Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to WFS (which WFS has advised us includes selling concessions and distribution expense fees), plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.
▪	You anticipate that the average ending level of the basket will be greater than the starting level, and you are willing and able to accept the risk that, if it is not, you will receive only the principal amount of your notes at maturity.
▪	You seek exposure to the average upside performance of the basket as measured over the periodic calculation days and do not seek exposure to the upside performance of the basket as measured solely from the pricing date to a date near stated maturity.
▪	You are willing and able to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.
▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the basket components, nor will you have any voting rights with respect to the securities composing the basket components.
▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity.
▪	You are willing and able to assume our and JPMorgan Chase & Co.’s credit risks for all payments on the notes.

The notes may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.
▪	You anticipate that the average ending level of the basket will be less than or equal to the starting level, or you are unwilling or unable to accept the risk that, if it is, you will receive only the principal amount of your notes at maturity.
▪	You seek exposure to the upside performance of the basket as measured solely from the pricing date to a date near stated maturity and do not seek exposure to the average upside performance of the basket as measured over the periodic calculation days.
▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.
▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the basket components.
▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.
▪	You are unwilling or unable to assume our and JPMorgan Chase & Co.’s credit risks for all payments on the notes.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” section in this pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. For more information about the basket and the basket components, please see the sections titled “The Basket,” “The EURO STOXX 50® Index,” “The FTSE® 100 Index” and “The TOPIX® Index” below.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

Determining the Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the basket, the basket components or their components. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating to the Notes Generally

•	You May Not Receive Any Positive Return on the Notes — If the average ending level of the basket is less than or equal to the starting level, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. Even if the average ending level of the basket is greater than the starting level, the amount you receive at stated maturity may be only slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of ours or another issuer with a similar credit rating with the same stated maturity date.
•	The Periodic Averaging Convention Used to Calculate the Average Ending Level Could Limit Returns — Your investment in the notes may not perform as well as an investment in an instrument the return of which is based solely on the performance of the basket components on a single day. Your ability to participate in the appreciation of the basket components may be limited by the periodic averaging used to calculate the average component returns of the basket components, especially if there is a significant decline in the closing level of one or more basket components on any calculation day or if there is significant volatility in the closing levels of the basket components during the term of the notes. Accordingly, you may not receive the benefit of the full appreciation of the basket components between each of the calculation days or between the pricing date and the final calculation day.
•	The Notes Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
•	Changes in the Levels of the Basket Components May Offset Each Other — The notes are linked to an approximately equally weighted basket consisting of the basket components. Movements in the levels of the basket components may or may not be correlated with each other. At a time when the level of one basket component increases, the levels of one or more of the other basket components may not increase as much or may even decline. Therefore, in calculating the average ending level, an increase in the level of one basket component may be moderated, or more than offset, by a lesser increase or decline in the levels of one or more of the other basket components. There can be no assurance that the average ending level will be higher than the starting level. Even if one basket component appreciates significantly over the term of the notes, you may receive no more than the principal amount of your notes at stated maturity.
•	Correlation of Performances Among the Basket Components May Reduce the Performance of the Notes — There may be high correlation of movements in the basket components during periods of negative returns, which could have an adverse effect on your return on the notes. However, the movements in the basket components may become uncorrelated in the future. Accordingly, at a time when the level of one basket component increases, the levels of one or more of the other basket components may not increase as much or may even decline. See “— Changes in the Levels of the Basket Components May Offset Each Other” above.
•	No Interest or Dividend Payments or Voting Rights — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the basket components would have.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

•	Lack of Liquidity — The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS or WFS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	The Final Terms and Estimated Valuation of the Notes Will Be Provided in the Pricing Supplement — You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the upside participation rate.
•	You Will Be Required to Recognize Taxable Income on the Notes Prior to Maturity — If you are a U.S. holder of a note, under our treatment you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “Tax Considerations.”

Risks Relating to Conflicts of Interest

•	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.
•	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

platform services. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the stated maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

•	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the basket, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the basket components;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities included in the basket components;
•	interest and yield rates in the market generally;
•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the basket components trade and the correlation among those rates and the levels of the basket components;
•	the actual and expected positive or negative correlation among the basket components, or the actual or expected absence of any such correlation; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Basket

•	The Notes Are Subject to Non-U.S. Securities Risk — The equity securities included in the basket components have been issued by non-U.S. companies. Investments in notes linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

•	No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the basket components are based, although any currency fluctuations could affect the performance of the basket components.
•	The Maturity Payment Amount Will Depend upon the Performance of the Basket and Therefore the Notes Are Subject to the Following Risks, Each as Discussed in More Detail in the Accompanying Product Supplement.
•	You Will Have No Ownership Rights in the Basket Components or Any of the Securities Underlying the Basket Components. Investing in the notes is not equivalent to investing directly in any or all of the securities underlying the basket components or exchange-traded or over-the-counter instruments based on any of the foregoing. As an investor in the notes, you will not have any ownership interests or rights in any of the foregoing.
•	Historical Levels of the Basket and the Basket Components Should Not Be Taken as an Indication of the Future Performance of the Basket and the Basket Components During the Term of the Securities.
•	The Sponsor of a Basket Component May Adjust that Basket Component in a Way that Affects Its Level, and No Basket Component Sponsor Has an Obligation to Consider Your Interests.
•	We Cannot Control Actions by Any of the Unaffiliated Companies Whose Securities Are Included in the Basket Components.
•	We and Our Affiliates Have No Affiliation with Any Basket Component Sponsor and Have Not Independently Verified Its Public Disclosure of Information.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

Hypothetical Examples and Returns

The return table and examples below illustrate the maturity payment amount for a note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual upside participation rate or initial component levels.

The hypothetical initial component level of each basket component of 100.00 has been chosen for illustrative purposes only and may not represent a likely actual initial component level of that basket component. The actual initial component level of each basket component will be its closing level on the pricing date and will be specified in the pricing supplement and the actual average component level of a basket component will be the arithmetic average of the closing levels of that basket component on the calculation days. For historical data regarding the actual closing levels of the basket components, please see the historical information set forth under “The EURO STOXX 50® Index,” “The FTSE® 100 Index” and “The TOPIX® Index” in this pricing supplement.

The return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The return table and examples below do not take into account any tax consequences from investing in the notes. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes.

Hypothetical Upside Participation Rate:	100.00% (the minimum upside participation rate)
Starting Level:	100.00
Hypothetical Initial Component Level:	For each basket component, 100.00

Hypothetical Returns

Hypothetical average ending level	Hypothetical average basket return(1)	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(2)
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
102.50	2.50%	$1,025.00	2.50%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

(1)	The average basket return is equal to the percentage change from the starting level to the average ending level (i.e., the average ending level minus the starting level, divided by the starting level).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

Hypothetical Examples

Example 1. The basket components generally appreciate earlier in the term of the notes and depreciate later in the term of the notes, and the maturity payment amount is greater than the principal amount:

	EURO STOXX 50® Index	FTSE® 100 Index	TOPIX® Index
Hypothetical initial component level:	100.00	100.00	100.00
Hypothetical average component level:	114.92	115.54	113.62
Hypothetical average component return:	14.92%	15.54%	13.62%

Based on the hypothetical average component returns set forth above, the hypothetical average ending level would equal:

100 × [1 + (14.92% × 33.33%) + (15.54% × 33.33%) + (13.62% × 33.34%) = 114.69

Therefore, the hypothetical average basket return would equal 14.69%.

Because the hypothetical average ending level of the basket is greater than the starting level, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to:

$1,000 × average basket return × upside participation rate

$1,000 × 14.69% × 100.00%

= $146.90

On the stated maturity date, you would receive $1,146.90 per note.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the closing levels of the basket components on a date near maturity. In this scenario, the closing levels of the basket components increase early in the term of the notes, remain consistently above their initial component levels for a significant period of time and then decrease to levels below the average component levels near maturity of the notes. Note that, as Examples 2 and 3 illustrate, there are other scenarios in which the averaging approach would result in a lower return at maturity.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

Example 2. The basket components generally depreciate earlier in the term of the notes and appreciate later in the term of the notes, and the maturity payment amount is equal to the principal amount:

	EURO STOXX 50® Index	FTSE® 100 Index	TOPIX® Index
Hypothetical initial component level:	100.00	100.00	100.00
Hypothetical average component level:	92.96	93.25	92.65
Hypothetical average component return:	-7.04%	-6.75%	-7.35%

Based on the hypothetical average component returns set forth above, the hypothetical average ending level would equal:

100 × [1 + (-7.04% × 33.33%) + (-6.75% × 33.33%) + (-7.35% × 33.34%) = 92.95

Because the hypothetical average ending level is less than the starting level, the maturity payment amount per note would equal the principal amount and you would not receive any positive return.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates a scenario in which the averaging feature results in no positive return at maturity, even though the closing levels of the basket components on a date near maturity are greater than their respective average component levels. In this scenario, the closing levels of the basket components decrease early in the term of the notes, remain consistently below their respective initial component levels for a significant period of time and then increase later in the term of the notes.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

Example 3. The negative performance of one basket component offset the positive performance of the other basket components, and the maturity payment amount is equal to the principal amount:

	EURO STOXX 50® Index	FTSE® 100 Index	TOPIX® Index
Hypothetical initial component level:	100.00	100.00	100.00
Hypothetical average component level:	84.81	108.15	106.96
Hypothetical average component return:	-15.19%	8.15%	6.96%

Based on the hypothetical average component returns set forth above, the hypothetical average ending level would equal:

100 × [1 + (-15.19% × 33.33%) + (8.15% × 33.33%) + (6.96% × 33.34%) = 99.97

Because the hypothetical average ending level is less than the starting level, the maturity payment amount per note would equal the principal amount and you would not receive any positive return.

On the stated maturity date, you would receive $1,000.00 per note.

In this example, the significant decrease in the EURO STOXX 50® Index has a significant impact on the average ending level notwithstanding the percentage increase in the FTSE® 100 Index and the TOPIX® Index.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

The Basket

The basket will represent a portfolio of the following basket components, with the return of each basket component having the weighting noted parenthetically: the EURO STOXX 50® Index (33.33%), the FTSE® 100 Index (33.33%) and the TOPIX® Index (33.34%). The level of the basket will increase or decrease depending upon the aggregate performance of the basket components. For more information regarding the basket components, see “The EURO STOXX 50® Index,” “The FTSE® 100 Index” and “The TOPIX® Index.” The basket does not reflect the performance of all major securities markets.

While historical information on the level of the basket does not exist, the following graph sets forth the hypothetical historical daily levels of the basket for the period from January 4, 2021 through May 11, 2026, assuming that the basket was constructed on January 4, 2021 with a starting level of 100 and that each of the basket components had the applicable weighting as of that day. We obtained the closing levels used in the graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The levels of the basket depicted in the graph below have been calculated in a manner that is different from the manner in which the average ending level of the basket will be determined. The level of the basket depicted on any date in the graph below is based on the closing level of each basket component on that date (relative to its closing level on January 4, 2021). By contrast, the average ending level of the basket will be calculated based on the arithmetic average of the closing levels of the basket components on calculation days occurring periodically during the term of the notes (relative to the closing levels of the basket components on the pricing date).

The hypothetical historical basket levels, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the levels of the basket during any period shown below is not an indication that the percentage change in the level of the basket is more likely to be positive or negative during the term of the securities. The hypothetical historical levels do not give an indication of future levels of the basket.

There can be no assurance that the performance of the basket will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index composed of 50 of the largest stocks in terms of free-float market capitalization traded on the major exchanges of 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited and/or its licensors (the “Licensors”), which are used under license. The securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the EURO STOXX 50® Index based on the daily historical closing levels of the EURO STOXX 50® Index from January 4, 2021 through May 11, 2026. The closing level of the EURO STOXX 50® Index on May 11, 2026 was 5,895.45. We obtained the closing levels above and below from Bloomberg, without independent verification.

The historical closing levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the EURO STOXX 50® Index on the pricing date or any calculation day. There can be no assurance that the performance of the EURO STOXX 50® Index will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

The FTSE® 100 Index

The FTSE® 100 Index is an index calculated, published and disseminated by FTSE Russell, a company owned wholly by the London Stock Exchange Group plc. The FTSE® 100 Index measures the composite price performance of stocks of the 100 largest U.K. companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSE® 100 Index” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the FTSE® 100 Index based on the daily historical closing levels of the FTSE® 100 Index from January 4, 2021 through May 11, 2026. The closing level of the FTSE® 100 Index on May 11, 2026 was 10,269.43. We obtained the closing levels above and below from Bloomberg, without independent verification.

The historical closing levels of the FTSE® 100 Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the FTSE® 100 Index on the pricing date or any calculation day. There can be no assurance that the performance of the FTSE® 100 Index will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

The TOPIX® Index

The TOPIX® Index, also known as the Tokyo Stock Price Index, is a free float-adjusted market capitalization-weighted index of common stocks listed on the Tokyo Stock Exchange, Inc. covering an extensive portion of the Japanese stock market. For additional information about the TOPIX® Index, see “Equity Index Descriptions — The TOPIX® Index” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the TOPIX® Index based on the daily historical closing levels of the TOPIX® Index from January 4, 2021 through May 11, 2026. The closing level of the TOPIX® Index on May 11, 2026 was 3,840.93. We obtained the closing levels above and below from Bloomberg, without independent verification.

The historical closing levels of the TOPIX® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the TOPIX® Index on the pricing date or any calculation day. There can be no assurance that the performance of the TOPIX® Index will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Market Linked Notes —Upside Participation with Averaging and Principal Return at Maturity

Linked to a Basket due June 21, 2029

Tax Considerations

You should review carefully the section entitled “United States Federal Taxation,” and in particular the subsection thereof entitled “Tax Consequences to U.S. Holders — Program Securities Treated as Debt Instruments — Program Securities Treated as Contingent Payment Debt Instruments” in the accompanying prospectus supplement. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the notes with regard to non-U.S. Holders, and we have determined to treat the notes as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “United States Federal Taxation” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Program Securities Treated as Debt Instruments — Program Securities Treated as Contingent Payment Debt Instruments”) in the accompanying prospectus supplement to the extent they reflect statements of law, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

We will determine the comparable yield for the notes and will provide that comparable yield and the related projected payment schedule (or information about how to obtain them) in the pricing supplement for the notes, which we will file with the SEC. The comparable yield for the notes will be determined based upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance. The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield will be.